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Exhibit 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8385

FOR IMMEDIATE RELEASE

Contact:
Timothy A. Bonang Manager of Investor Relations (617) 796-8149 www.fivestarqualitycare.com

Five Star Quality Care, Inc. Prices $110 Million Convertible Senior Notes

        Newton, MA (October 13, 2006). Five Star Quality Care, Inc. (AMEX: FVE) today announced the pricing of an offering of $110 million of Convertible Senior Notes due 2026. The offering was increased from the previously announced $80 million because of investor demand. The initial purchasers hold a 30-day option to purchase up to an additional $16.5 million of the notes to cover over-allotments, if any.

        The notes will bear interest at a rate of 3.75 percent per year and will be convertible into shares of Five Star's common stock at an initial conversion rate, subject to adjustment, of 76.9231 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $13.00 per share. The sale of these notes is expected to close on Tuesday, October 17th.

        Five Star expects to use the net proceeds from the offering of the notes for general business purposes, including possible future acquisitions.

        This press release is not an offer to sell, nor a solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum. The securities have not been registered under the Securities Act of 1933, as amended, or applicable securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

WARNING REGARDING FORWARD LOOKING STATEMENTS

        THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS REPRESENT

FIVE STAR'S PRESENT BELIEFS AND EXPECTATIONS BUT THEY MAY NOT OCCUR. FOR EXAMPLE, THE FACT THAT THIS OFFERING HAS PRICED MAY IMPLY THAT THE OFFERING WILL CLOSE. THE CLOSING IS SUBJECT TO CONDITIONS CUSTOMARY TO TRANSACTIONS OF THIS TYPE AND MAY BE DELAYED OR MAY NOT OCCUR AT ALL. FIVE STAR MAY ALSO USE THE PROCEEDS FROM THIS OFFERING FOR PURPOSES OTHER THAN THOSE CURRENTLY CONTEMPLATED. IN ADDITION, THE FACT THAT THE INITIAL PURCHASERS HAVE AN OVER-ALLOTMENT OPTION MAY IMPLY THAT THIS OPTION WILL BE EXERCISED. THE UNDERWRITERS ARE NOT UNDER ANY OBLIGATION TO EXERCISE THIS OPTION, OR ANY PORTION OF IT, AND MAY NOT DO SO. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS.

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  Exhibit 99.1